UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 23, 2007

DIET COFFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-137210	05-0630427
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

16 East 40th Street, 12th Floor NY, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 867-1370

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On October 23, 2007, Zevotek, Inc., a wholly owned subsidiary of Diet Coffee, Inc. entered into a Supply Agreement with Star Funding, Inc. pursuant to which Star Funding will provide, on a discretionary basis, purchase order financing up to $2.5 million to facilitate Zevotek’s sale of its Ionic Bulb product. This purchase order financing may be made via direct payment to Zevotek’s suppliers, issue or cause the issuance of letters of credit, and/or advances to Zevotek. Zevotek will be required to pay Star Funding an amount equal to 2.5% of all “Expenses” (as defined) associated with the purchase of any Goods under the Agreement, including letter of credit fees, if any, which will equal 0.25% of the face amount of any letter of credit. As collateral security for all of Zevotek’s obligations under the Supply Agreement, Zevotek granted Star Funding a security interest in all of Zevotek’s personal property and fixtures. The Supply Agreement is for an initial term of two years, and will be automatically extended for additional 1 year terms unless terminated by either party with 60 days’ prior written notice before the end of the initial or any renewal period.

On October 23, 2007, Zevotek also entered into a Factoring Agreement with Star Funding pursuant to which Star Funding has agreed to purchase certain accounts receivables of Zevotek under the Supply Agreement. Zevotek has agreed to pay Star Funding a factoring commission of 1.5% of the gross amount of each receivable under the Factoring Agreement provided, however, that Zevotek has agreed that Star Funding will receive $15,000 in fees under the Supply Agreement and the Factoring Agreement in the first 12 months and Zevotek has agreed to pay Star Funding the shortfall by which all fees and commissions are less than $15,000. As collateral security for all of Zevotek’s obligations under the Supply Agreement, Zevotek granted Star Funding a security interest in all of Zevotek’s personal property and fixtures. The Supply Agreement is for an initial term of two years, and will be automatically extended for additional 1 year terms unless terminated by Zevotek upon 60 days’ prior written notice before the end of the initial or any renewal period, or by Star Funding upon 30 days prior written notice.

To further secure Zevotek’s obligations under the Supply Agreement and the Factoring Agreement (as discussed below), Diet Coffee has executed (i) a guarantee and (ii) an assignment of that certain License and Supply Agreement under which is obtained its distribution rights for the Ionic Bulb. In addition, Adam Engel, President of Zevotek and Diet Coffee, executed an Anti Fraud and Performance Agreement under which Mr. Engel guaranteed Zevotek’s representations and warranties under the Supply and Factoring Agreements. Mr. Engel explicitly agrees that if any receivable purchased by Star Funding is not paid when due (subject to certain exceptions), such non-payment shall be presumed to be the result of a breach of Zevotek’s representations and warranties under the Supply Agreement and/or the Factoring Agreement at which time Star Funding may be able to execute on the (i) collateral pledged under the Supply and Factoring Agreements and (ii) license for distribution of the Ionic bulb product.

This description of the above referenced agreement does not purport to be complete and is qualified in its entirety by reference to such agreement attached hereto as an exhibit, which is incorporated herein by reference.

Section 2 - Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We incorporate by reference in this Item 2.03 the disclosure in Item 1.01 of this Form 8-K report.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit. Number	Description

10.1	Supply Agreement
10.2	Factoring Agreement
10.3	Assignment of License and Supply Agreement
10.4	Guarantee
10.5	Anti-Fraud Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIET COFFEE, INC.

(Registrant)

Date: December 20, 2007	By:	/s/ Adam Engel
Adam Engel, President